Exhibit 99.1

NORTHERN BORDER PARTNERS, L.P. RETAINS KPMG LLP AS AUDITOR

MONDAY, FEBRUARY 11, 2002

OMAHA - Northern Border Partners, L.P. (NYSE: NBP) announced that it has retained the services of KPMG LLP as its independent auditor. The change is the result of the resignation of Arthur Andersen LLP effective February 5,
2002.   The Partnership believes that it will meet the
filing deadline for its 2001 Annual Report on Form 10-K with the Securities and Exchange Commission.

     The Partnership states, and Andersen concurs, that there have been no disagreements with Andersen on any matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedures. Andersen has advised that it has not withdrawn any of its opinions expressed in their auditor's report for any periods for which they conducted audits of the Partnership.
Andersen indicated that its resignation was due to concerns about its ability, under professional standards regarding independence, to continue to act as auditor for Northern Border Partners in light of recent events involving Enron Corp. Northern Plains Natural Gas Company and Pan Border Gas Company, wholly-owned subsidiaries of Enron Corp., are general partners in the Partnership. Neither general partner has been included in Enron Corp.'s bankruptcy proceedings.

     "It is important to note that Andersen's resignation is not due to any concerns or disputes over our accounting practices. I also want to emphasize that Moody's recent announcement of its plans to review our credit ratings is unrelated to Andersen's action," said Bill Cordes, chairman and chief executive officer of Northern Border Partners. "Further, our financial strategy remains conservative and is supportive of our objective to provide distributions to investors that are secure for the long term."

     A Form 8-K Current Report covering the resignation of
Andersen will be filed by the Partnership with the Securities and Exchange Commission later today.

Northern Border Partners, L.P. owns a 70 percent general partner interest in Northern Border Pipeline Company, which owns a 1,249-mile interstate pipeline system that transports natural gas from the Montana-Saskatchewan border to markets in the Midwestern United States. Additionally, the
Partnership owns the 350-mile long Midwestern Gas
Transmission system, which stretches from Portland, Tennessee to Joliet, Illinois. The Partnership also has gathering systems and processing plants in the Powder River, Wind River, and Williston Basins in the U. S.; owns and operates processing plants and gathering pipelines in Alberta, Canada; and transports coal-water slurry via a pipeline in the southwestern U. S. Northern Border Partners information may be found at http://www.northernborderpartners.com/.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Northern Border Partners, L.P. believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include natural gas developments in the Powder River, Wind River, Williston and Western Sedimentary Basins; regulatory actions; competitive conditions in the overall natural gas and electricity markets; developments in the voluntary petition for bankruptcy by Enron Corp.; prices of natural gas and natural gas liquids and conditions in the capital markets.